Exhibit 99.2

UNAUDITED PRO FORMA FINANCIAL DATA

On May 22, 2008, Franklin Covey Co. (the Company) announced that it would join with Peterson Partners to create a new limited liability company, Franklin Covey Products, LLC (Franklin Covey Products), to pursue the strategic objective of expanding the sales of Franklin Covey branded consumer products throughout the world.  In connection with the creation of Franklin Covey Products, on May 22, 2008, the Company entered into a definitive agreement to sell substantially all of the assets of its Consumer Solutions Business Unit (CSBU) to Franklin Covey Products (the Sale Agreement).  On July 7, 2008, the sale of the CSBU assets was closed (the Closing Date).  The sale price was $32.0 million in cash plus adjustments for working capital on the Closing Date.  In addition, certain costs incurred in the completion of the sale transaction will be reimbursed to the Company by Franklin Covey Products.

Pursuant to the terms of the Sale Agreement, the Company contributed (i) approximately $1.8 million on the Closing Date as consideration for a 19.5 percent voting interest in Franklin Covey Products, plus (ii) made a $1.0 million capital contribution with a 10 percent priority return that provides no additional ownership or voting rights.  The remaining interest in Franklin Covey Products is primarily held by Peterson Partners V, L.P., an affiliate of Peterson Partners, Inc., a Salt Lake City, Utah based investment firm that specializes in small- to mid-size companies.  Certain Franklin Covey Products management personnel were granted ownership shares that do not have voting rights, but may subsequently dilute the Company’s equity interest in Franklin Covey Products to approximately 15.6 percent if the ownership shares fully vest.  Due to the structure of the new entity and the remaining influence over the new entity, the Company believes that its investment in Franklin Covey Products will be accounted for using the equity method of accounting for an unconsolidated subsidiary.

The following unaudited pro forma consolidated balance sheets for Franklin Covey as of May 31, 2008 give effect to the sale of the CSBU assets as if the sale transaction occurred on May 31, 2008.  The following unaudited pro forma consolidated statements of income for the fiscal year ended August 31, 2007 and for the three quarters ended May 31, 2008 give effect to the sale of the CSBU assets as if the sale transaction occurred at the beginning of the period presented.

The pro forma information is not necessarily indicative of the financial position or results of operations of future periods or indicative of results that would have actually occurred had the transactions been completed as of the date thereof or as of the beginning of the periods presented therein.  The pro forma adjustments, as described in the accompanying notes to the pro forma consolidated balance sheet and statements of operations, are based upon available information and certain assumptions we believe are reasonable.  The pro forma financial information should be read in conjunction with the consolidated financial statements and notes to the consolidated financial statements included in our report on Form 10-K for the fiscal year ended August 31, 2007 and our quarterly report on Form 10-Q for the period ended May 31, 2008.

FRANKLIN COVEY CO.
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
AS OF MAY 31, 2008
(Dollars in Thousands)

	Franklin Covey Co.	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$4,815	$29,245	(b)	$34,060
Accounts receivable, net	24,597	-		24,597
Inventories	7,034	-		7,034
Deferred income taxes	3,697	-		3,697
Prepaid expenses and other assets	4,837	3,069	(b)	7,906
Assets held for sale	30,754	(30,754)	(a)	-
Total current assets	75,734	1,560		77,294

Property and equipment, net	25,807	-		25,807
Intangible assets, net	73,223	-		73,223
Deferred income taxes	105	-		105
Investment in unconsolidated subsidiary	-	2,755	(b)	2,755
Other assets	16,934	(1,977)	(b)	14,957
	$191,803	$2,338		$194,141

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and financing obligation	$667	$-		$667
Line of credit	8,223	-		8,223
Accounts payable	8,341	1,500	(b)	9,841
Income taxes payable	57	-		57
Accrued liabilities	21,145	-		21,145
Liabilities held for sale	10,415	(10,415)	(a)	-
Total current liabilities	48,848	(8,915)		39,933

Long-term debt and financing obligation, less current portion	32,504	-		32,504
Deferred income tax liabilities	4,455	4,242	(c)	8,697
Other liabilities	1,652	-		1,652
Total liabilities	87,459	(4,673)		82,786

Shareholders’ equity:
Common stock	1,353	-		1,353
Additional paid-in capital	183,836	-		183,836
Common stock warrants	7,602	-		7,602
Retained earnings	23,119	6,362	(c)	29,481
Accumulated other comprehensive income	2,039	-		2,039
Treasury stock at cost, 7,249 shares	(112,956)	-		(112,956)
Other comprehensive loss held for sale	(649)	649	(a)	-
Total shareholders’ equity	104,344	7,011		111,355
	$191,803	$2,338		$194,141

(a)	Reflects the disposition of the Consumer Solutions Business Unit assets, liabilities, and other comprehensive loss, which is comprised of cumulative translation adjustments.

(b)	Reflects the consideration received from the sale of the Consumer Solutions Business Unit assets and the adjustment of assets and liabilities based upon the master asset purchase agreement.

(c)
Amount represents the preliminary gain (net of tax) and corresponding income taxes, as applicable, on the preliminary gain from the sale of Consumer Solutions Business Unit assets.  This amount is based upon May 31, 2008 working capital balances and will be revised based upon working capital balances on the sale closing date.

FRANKLIN COVEY CO.
PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENTS (UNAUDITED)
FOR THE FISCAL YEAR ENDED AUGUST 31, 2007
(Dollars in Thousands)

	Franklin Covey Co.	Pro Forma Adjustments		Pro Forma

Sales	$284,125	$(131,003)	(a)	$153,122
Cost of sales	109,748	(56,561)	(a)	53,187
Gross profit	174,377	(74,442)		99,935

Selling, general, and administrative	149,220	(61,913)	(a)	87,307
Gain on sale of manufacturing facility	(1,227)	-		(1,227)
Depreciation	4,693	(1,446)	(a)	3,247
Amortization	3,607	-		3,607
Income from operations	18,084	(11,083)		7,001

Equity in earnings of unconsolidated subsidiary	-	2,161	(b)	2,161
Interest income	717	-		717
Interest expense	(3,136)	-		(3,136)
Income before provision for income taxes	15,665	(8,922)		6,743

Provision for income taxes	(8,036)	3,835	(c)	(4,201)

Net income	7,629	(5,087)		2,542
Preferred stock dividends	(2,215)	-		(2,215)

Net income available to common shareholders	$5,414	$(5,087)		$327

Diluted earnings per common share	$0.27	$0.26		$0.02

(a)	Reflects disposition of Consumer Solutions Business Unit pursuant to the sale of CSBU assets.

(b)
Represents 19.5 percent of the earnings of the CSBU as the Company’s equity in Franklin Covey Products’ earnings.  This amount may be subsequently diluted to approximately 15.6 percent by the vesting of Class C ownership shares, which have no voting rights, to certain members of Franklin Covey Products management team.

(c)	Represents the tax effect of pro forma adjustments.

NOTE:  The above pro forma income statement does not reflect the expected gain on the sale of the CSBU assets or any reduction of interest from the use of the sale proceeds thereon.

FRANKLIN COVEY CO.
PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENTS (UNAUDITED)
FOR THE THREE QUARTERS ENDED MAY 31, 2008
(Dollars in Thousands)

	Franklin Covey Co.	Pro Forma Adjustments		Pro Forma

Sales	$207,763	$(94,920)	(a)	$112,843
Cost of sales	79,372	(40,137)	(a)	39,235
Gross profit	128,391	(54,783)		73,608

Selling, general, and administrative	110,634	(47,193)	(a)	63,441
Depreciation	4,044	(1,163)	(a)	2,881
Amortization	2,702	-		2,702
Income from operations	11,011	(6,427)		4,584

Equity in earnings of unconsolidated subsidiary	-	1,253	(b)	1,253
Interest income	78	-		78
Interest expense	(2,396)	-		(2,396)
Income before provision for income taxes	8,693	(5,174)		3,519

Provision for income taxes	(5,063)	2,308	(c)	(2,755)

Net income	$3,630	$(2,866)		$764

Diluted earnings per common share	$0.18	$0.14		$0.04

(a)	Reflects disposition of Consumer Solutions Business Unit pursuant to the sale of CSBU assets.

(b)
Represents 19.5 percent of the earnings of the CSBU as the Company’s equity in Franklin Covey Products’ earnings.  This amount may be subsequently diluted to approximately 15.6 percent by the vesting of Class C ownership shares, which have no voting rights, to certain members of Franklin Covey Products management team.

(c)	Represents the tax effect of pro forma adjustments.

NOTE:  The above pro forma income statement does not reflect the expected gain on the sale of the CSBU assets or any reduction of interest from the use of the sale proceeds thereon.